Exhibit 14.1

GLOBAL CODE OF BUSINESS

CONDUCT & ETHICS

Effective: May 9, 2018

Dear Colleague,

At Waters, we are committed to the highest standards of integrity and ethical business conduct. As part of our commitment to compliance, we have adopted the following Global Code of Business Conduct and Ethics, as well as a series of related policies and procedures intended to help implement the Code. The Code and related policies and procedures apply to all Waters employees, executive officers, and directors. The Board of Directors has adopted this Code in order to set expectations for conduct, including:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that Waters files with, or submits to, the Securities and Exchange Commission, and in other public communications made by Waters;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of this Code to an appropriate person or persons identified herein; and

•	accountability for adherence to this Code.

This Code is a guide to help ensure that all members of the Waters organization adhere to the Company’s high ethical, moral, and legal principles and avoid even the appearance of impropriety.

As an employee, executive officer or director you are required to read this Code in its entirety and to certify compliance with this Code on an annual basis.

If you have any questions, or become aware of an actual or suspected violation of the law or Waters policy, please contact Legal, Compliance, or ethics@waters.com.

Thank you for supporting Waters’ commitment to compliance.

Chris O’Connell	Susan Holleran
Chief Executive Officer	Chief Compliance Officer

I.	Compliance with Law & Policy

Compliance is a shared responsibility. Obeying the law, both in letter and in spirit, is the foundation on which the Waters’ ethical standards are built. All Company Parties must respect and obey the laws of the cities, states, and countries in which we operate. Although you are not expected to know the precise details of these laws, it is important to know enough to determine when to seek advice from your supervisor, Legal, Compliance, or ethics@waters.com.

While this Code covers multiple scenarios and activities, it cannot possibly address every challenging situation that could arise. Therefore, if you are faced with an issue that you feel may not be covered specifically by this Code, and you are making a decision to act, please keep the following in mind:

•	Consider whether your actions would conform to the intent of this Code;

•	Consider whether your actions could create even a perception of impropriety;

•	Make sure you have all of the relevant facts;

•	Consider discussing the matter with your supervisor; and

•	Seek help. It is always better to seek assistance before you act, rather than making a preventable mistake.

If any law conflicts with this Code or any global policy or procedure, you must comply with the law. However, if a local policy, procedure, or custom conflicts with this Code or any global policy or procedure, you must comply with the Code and all global policies and procedures. If you have any questions about such conflicts, you should contact Legal, Compliance, or ethics@waters.com.

II.	Workplace Safety

Waters strives to provide each Company Party with a safe and healthy work environment. Each Company Party has a responsibility to maintain a safe and healthy workplace for fellow colleagues by following safety and health rules and practices, and reporting accidents, injuries, and unsafe equipment, practices, or conditions.

The Company will not tolerate violence, harassment, bullying, or threatening behavior in the workplace. Company Parties must report to work in a condition to perform their duties, free from the influence of illegal drugs or alcohol. The Company will not tolerate the use of illegal drugs in the workplace or on the Company’s property.

III.	Discrimination and Harassment

The diversity of the Waters’ team is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Relationships with colleagues and business relationships with competitors, suppliers, and customers always must be conducted free of any discrimination, including based on race, color, creed, religion, age, sex, sexual orientation, national origin, marital status, veteran status, handicap, or disability. Examples of illegal discrimination or harassment include derogatory comments based on any of the preceding characteristics and unwelcome sexual advances.

IV.	Communicating about Waters

The Company’s business affairs are subject to certain internal and external disclosure obligations and recordkeeping procedures. As a public company, we are committed to abiding by our disclosure obligations in a full, fair, accurate, timely, and understandable manner. Only with reliable records and clear disclosure procedures can we make informed and responsible business decisions. When disclosing information to the public, it is our policy to provide reliable and accurate information. To maintain reliability and accuracy, specific Company Parties are designated to respond to questions from the public. Only authorized Company Parties may communicate with the public, including the media and financial analysts, on the Company’s behalf. If you are not an authorized Company Party, you must never give the impression that you are speaking on behalf of the Company in any communication that may become public, including communications posted to any social media platform. If you are contacted with a request for information concerning the Company’s activities, financial performance, business strategy, or position on a public issue, please contact Corporate Communications immediately.

Our internal control procedures are further regulated by the Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act of 2002 was a U.S. legislative response to events at public companies involving pervasive breakdowns in corporate ethics and internal controls over financial reporting. It was designed to rebuild confidence in the capital markets by ensuring that public companies are operated in a transparent and honest manner. Ensuring proper and effective internal controls is among the Company’s highest priorities.

We take seriously the reliance our investors place on us to provide accurate and timely information about our business. In support of our disclosure obligations, it is our policy to always:

•	comply with generally accepted accounting principles;

•	maintain a system of internal accounting and disclosure controls and procedures that provides management with reasonable assurances that transactions are properly recorded and that material information is made known to management;

•	maintain books and records that accurately and fairly reflect transactions; and

•	prohibit establishment of material undisclosed or unrecorded funds or assets.

V.	Protection & Proper Use of Company Assets

Company assets must be used for legitimate business purposes only. All Company Parties must protect the Company’s assets and ensure their efficient use. Company Parties are prohibited from using the Company’s assets for personal gain. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft must be reported to Legal, Compliance, or ethics@waters.com immediately.

VI.	Protecting Company & Customer Information

Your obligation to protect the Company’s assets also includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, know-how, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, customer and supplier lists, and any unpublished financial data and reports. Unauthorized use or distribution of this information violates Company policy. It could also be illegal and result in civil or even criminal penalties.

Company Parties must maintain the confidentiality of all confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by Legal or required by laws or regulations. “Confidential information” includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to the Company.

Further, Company Parties must maintain the utmost integrity and confidentiality of any sensitive personal information, including personal health information, collected in the course of its operations. Sensitive personal information, including personal health information, should only be: (1) collected when required to meet research or operational objectives; (2) utilized for the purposes for which it was collected; and (3) stored as long as necessary to meet research or operational objectives.

Your obligation to preserve confidential information continues even after your employment or association with the Company ends.

VII.	Conflicts of Interest

Directors, officers, and employees should avoid activities that create or give the appearance of a conflict of interest between their personal interests and the Company’s interests. A conflict of interest exists when a personal interest or activity of a director, officer, or employee could influence or interfere with that person’s performance of duties, responsibilities, or commitments to the Company. Below are some examples that could result in a conflict of interest:

•	being a consultant to, or a director, officer, or employee of, or otherwise operating an outside business that is a significant competitor or supplier of the Company;

•	having a significant financial interest, including direct stock ownership, in any outside business that does or seeks to do a material amount of business with the Company;

•	seeking or accepting any personal loan or services from any outside business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses;

•	being a consultant to, or a director, officer, or employee of, or otherwise operating an outside business if the demands of the outside business would materially interfere with the director’s, officer’s, or employee’s responsibilities with the Company;

•	accepting any personal loan or guarantee of obligations from the Company, except to the extent such arrangements are legally permissible; or

•	conducting business on behalf of the Company with immediate family members, which include spouses, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, in-laws, and persons with whom one shares the same home, whether or not legal relatives.

Company Parties are prohibited from working for competitors in any capacity (e.g., employee, consultant, board member). Company Parties must receive written approval from Legal prior to accepting any position (e.g., academic appointment, honorary position or title) with a customer or supplier. Since conflicts of interest may not always be clear, you should consult with your supervisor, Legal, Compliance, or ethics@waters.com prior to accepting any outside position.

VIII.	Insider Trading

Company Parties who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except Company business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to tip others who might make an investment decision on the basis of this information is not only unethical but also illegal.

IX.	Recordkeeping

Waters maintains books, records, accounts, and financial statements that appropriately reflect the Company’s transactions in reasonable detail and conform to applicable legal requirements and the Company’s internal controls and operating procedures. To that end, all Company Parties must be timely, honest, and accurate when preparing financial reports and records.

X.	Corporate Opportunities

All Company Parties owe a duty to Waters to advance its interests when the opportunity arises. Directors, officers and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Waters’ assets, property, information or position. Company Parties may not use Waters’ assets, property, information or position for personal gain (including gain of friends or family members). In addition, no Company Party may compete with Waters.

XI.	Expert Networks

High-profile criminal prosecutions under the insider trading provisions of the Federal securities laws have turned a spotlight on improper participation by public company employees in so-called “expert networks,” that is – a group of professionals and/or public company employees or consultants who are paid by outsiders (ultimately, by investors) for their specialized information and/or research services, usually working under the umbrella of a company that assembles professionals/employees/consultants, markets their services and contracts their work. Company Parties are prohibited from participating in any such expert network. This prohibition does not apply to participation in bona fide scientific, trade or business groups. If you are in doubt whether a contemplated activity is within the scope of this prohibition, please contact Legal, Compliance, or ethics@waters.com.

XII.	Bribery & Corruption

Waters prohibits any conduct that amounts to requesting, accepting, giving, or offering anything of value to or from anyone to reward improper performance or obtain an unfair business advantage. “Anything of value” is broadly defined and includes gifts, entertainment, travel, lodging, meals, political or charitable contributions, internships and other employment offers, and grants and sponsorships. If you have any questions regarding this policy, please contact Legal, Compliance, or ethics@waters.com.

XIII.	International Trade Compliance

It is the Company’s policy to comply with all applicable import and export control laws. Further, Waters does not engage in any business or dealings, or facilitate any transaction, with any individual or entity subject to economic sanctions by the United States, United Kingdom, or European Union.

XIV.	Competition & Fair Dealing

Waters seeks to outperform its competition fairly and honestly and expects all Company Parties to share the Company’s commitment to fair and open competition. One of the Company’s most valuable assets is our reputation for honesty and integrity, which all Company Parties are required to uphold. Company Parties must not take unfair advantage of any individual or entity through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair practice.

XV.	Mandatory Reporting Requirement

Waters takes its commitment to compliance very seriously and expects all Company Parties to share in that commitment. The Company, therefore, requires Company Parties to promptly report actual or suspected violations of applicable law or any Company policy to Legal, Compliance, or ethics@waters.com. Failure to report known or suspected violations is itself a violation of this Code and may result in serious disciplinary action up to and including termination.

The Company’s policy is that no adverse employment action will be taken against any individual in retaliation for reporting, honestly and in good faith, an actual or suspected violation. Reports of alleged violations will be treated confidentially to the extent consistent with corporate interests and legal obligations.

XVI.	Mandatory Cooperation with Investigations & Internal Audits

Company Parties are required to cooperate fully with any investigation or internal audit conducted by the Company. If you are requested to keep an investigation confidential, you must not communicate with any individual internal or external to Waters about that investigation, including your supervisor, unless directed otherwise by Legal. Please note that nothing in this Code limits, restricts, or in any other way affects your communicating with any governmental agency or entity concerning matters relevant to the governmental agency or entity.

Since Waters operates in a highly-regulated industry, the Company may, at times, be subject to inquiries and investigations by government agencies in the countries where we operate. Waters’ policy is to cooperate fully with any such inquiry or investigation, and the Company requires full cooperation from every Company Party.

If any individual, other than a member of Legal or Compliance, contacts you about an internal investigation, or government investigation, please contact Legal or Compliance immediately.

XVII.	Discipline

Violations of any law or Company policy may result in discipline by the Company, up to and including termination. The Company may also report such violations to the appropriate regulatory or law enforcement authorities.

XVIII.	Compliance Training & Annual Certification

As part of Waters’ ongoing commitment to compliance, all Company Parties must receive and review a copy of this Code and certify compliance with this Code on an annual basis.

In addition, the Company will offer periodic compliance training programs to educate Company Parties about the requirements and obligations of this Code and related policies and procedures. Each Company Party must participate in such training.

XIX.	Approval & Amendments

Material amendments to this Code and any other change that would constitute an amendment or waiver to the Company’s code of ethics (as such term is defined in Item 406 of Regulation S-K) or a waiver to the Company’s code of business conduct and ethics contemplated by Section 303A.10 of the New York Stock Exchange Listed Company Manual must be approved in advance by the Board of Directors (or a committee thereof). In addition, a majority of the Board of Directors must approve a waiver for any director or executive officer. The Company shall disclose any such waiver within four business days by either (i) filing a Current

Report on Form 8-K with the SEC or, in cases where a Form 8-K is not required, by distributing a press release, or (ii) disclosing such waiver on the Company’s website in a manner that satisfies the requirements of Item 5.05(c) of Form 8-K.

Subject to the foregoing, the Board hereby delegates the authority to revise the Company’s policies and procedures, and to introduce new policies and procedures, as appropriate to implement this Code, to Legal and Compliance. Legal and Compliance shall maintain a separate record of all active policies and procedures, including the date of implementation and/or last revision, which will be available to the Board upon request.